Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

One World Products, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share (3)	457	(o)	20,000,000	$0.1050	$2,100,000	$112.20 per million	$231.42
Fees to Be Paid	Equity	Common stock issuable upon conversion of Series B Preferred Stock (3) (4)	457	(o)	1,366,667	$0.1050	$143,504	$112.20 per million	$15.81
Fees Previously Paid	—	—	—		—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—		—		—		—	—	—	—	—
	Total Offering Amounts						$2,243,504		$247.23
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$247.23

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	Represents shares of common stock to be offered for resale by Tysadco Partners, LLC, which shares are issuable to Tysadco pursuant a Purchase Agreement dated as of September 1, 2022. The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 on the basis of the last reported sales price of the common stock on the OTC Markets on September 29, 2022, a date within 5 trading days prior to the date of the filing of this registration statement.
(4)	Represents shares of common stock issuable upon conversion of shares of Series B Preferred Stock issued to Tysadco pursuant to the Purchase Agreement.